AMENDMENT TO CERTIFICATE OF INCORPORATION OF TOT ENERGY, INC.

Pursuant to Section 141 and Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of TOT ENERGY, INC., a Delaware corporation bearing document number 3762193 (the "Corporation"), does hereby certify:

IN WITNESS WHEREOF, said Corporation has caused this Amendment to be signed in its name by its Chief Executive Officer on September 6, 2010.

FIRST: At a meeting of the Board of Directors of the Corporation held on September 6, 2010, the Board unanimously approved an amendment to the Corporation's Certificate of Incorporation changing the name of the Corporation to and RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered First so that, as amended, said Article shall be and read as follows: The name of the corporation is: NET ELEMENT, INC.

SECOND: Except as hereby amended, the Certificate of Incorporation of the Corporation shall remain the same.

THIRD: This Amendment shall be effective as of the date and time of filing.

FOURTH: This Amendment has been approved and adopted by the stockholders of the Corporation holding a majority of the votes entitled to be cast on the amendment, by Written Consent of the Stockholders dated September 6, 2010 pursuant to Section 228 of the General Corporation Law of Delaware. Therefore, the number of votes cast for the amendment to the Corporation's Certificate of Incorporation by the stockholders of the Corporation were sufficient for approval.

TOT ENERGY, INC.

/s/ Mike Zoi

Mike Zoi
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:51 PM 10/13/2010
FILED 02:43 PM 10/13/2010
SRV 100992003 - 3762193 FILE